Exhibit No. 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended March 31, 2004
	Shares	Earnings Per Share
	(in Thousands)
Basic Weighted Average Shares Outstanding	5,696	$0.34

Diluted
Average Shares Outstanding	5,696
Common Stock Equivalents	16

	5,712	$0.34

	Three Months Ended March 31, 2003
	Shares	Earnings Per Share
	(in Thousands)
Basic Weighted Average Shares Outstanding	5,695	$0.29

Diluted
Average Shares Outstanding	5,695
Common Stock Equivalents	21

	5,716	$0.29

All per share data has been adjusted to reflect a 5-for-4 stock split effected as a 25% stock dividend on September 1, 2003.